Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2013, in this Pre-Effective Amendment No. 1 to Registration Statement (Form S-1) and related Prospectus of First NBC Bank Holding Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 29, 2013